Exhibit 99.1

ConocoPhillips Reports First Quarter Net Income of $1.6 Billion

    HOUSTON--(BUSINESS WIRE)--April 28, 2004--ConocoPhillips
(NYSE:COP)




                         Earnings at a glance

                                              First Quarter
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                                            2004              2003
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Income from continuing operations    $1,603 million    $1,263 million
Income from discontinued operations      13                53
Cumulative effect of changes in
 accounting principles                    -               (95)
Net income                            1,616             1,221
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Diluted income per share
     Income from continuing
      operations                      $2.31             $1.85
     Net income                        2.33              1.79
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Revenues                              $30.2 billion     $27.1 billion
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    ConocoPhillips (NYSE:COP) today reported first quarter net income of $1,616 million, or $2.33 per share, compared with $1,221 million, or $1.79 per share, for the same quarter in 2003. Total revenues were $30.2 billion, versus $27.1 billion a year ago.
    Income from continuing operations for the first quarter was $1,603 million, or $2.31 per share, compared with $1,263 million, or $1.85 per share, for the same period a year ago.
    "Our operations turned in another quarter of solid performance," said Jim Mulva, president and chief executive officer. "Our oil and gas production was 1.61 million barrels-of-oil-equivalent (BOE) per day, and our refining crude oil capacity utilization rate was 95 percent. In addition, favorable commodity prices and margins, along with further synergy capture, helped income from continuing operations grow 25 percent per share on a diluted basis over the first quarter of 2003, and provided significant improvement over the previous quarter. We also experienced good results from our Midstream segment, and our chemicals joint venture continued to improve its performance.
    "We made further progress in strengthening our balance sheet, with our debt-to-capital ratio declining from 34 percent to 32 percent during the quarter. In addition to operating cash flows of $2.1 billion, we received proceeds of $449 million from asset sales. This cash generation allowed us to invest $1.5 billion in capital spending, pay $294 million in dividends, and reduce balance sheet debt by approximately $700 million."

    The results of ConocoPhillips' business segments follow.

    Exploration & Production (E&P)

    E&P income from continuing operations in the first quarter was $1,257 million, up from $991 million in the fourth quarter of 2003 and from $1,125 million in the first quarter of 2003. Improvement from the fourth quarter of 2003 primarily came from higher realized crude oil and natural gas prices, higher gains from asset sales, and lower exploration costs, partially offset by a reduction of income tax benefits from various international tax jurisdictions experienced during the fourth quarter. Improved results from the first quarter of 2003 primarily were due to higher realized U.S. crude oil prices and gains on the sale of assets, partially offset by higher dry hole expenses.
    ConocoPhillips' daily production, including Canadian Syncrude, averaged 1.61 million BOE for both the first quarter of 2004 and the fourth quarter of 2003, and 1.63 million BOE for the first quarter of 2003. Improvements during the first quarter of 2004 from Norway and Vietnam were offset by decreased production in the United Kingdom and the impact of asset sales, primarily in Canada. The decrease from the first quarter of 2003 was primarily due to asset dispositions and lower production in the United Kingdom, partially offset by a full quarter of production from Venezuela.
    ConocoPhillips' first quarter 2004 average worldwide crude oil sales price was $30.35 per barrel, up from $27.24 in the fourth quarter of 2003. The company's U.S. Lower 48 and worldwide natural gas prices averaged $4.91 and $4.48 per thousand cubic feet, respectively, compared with $4.27 and $4.07 in the fourth quarter of 2003.

    Midstream

    Midstream income from continuing operations was $55 million, up from $43 million in the fourth quarter of 2003 and $31 million in the first quarter of 2003. The improvement from the fourth quarter was due primarily to higher equity earnings from Duke Energy Field Services, LLC (DEFS), partially offset by an impairment of approximately $12 million on an asset package held for sale. The increase over the first quarter of 2003 was primarily due to higher equity earnings from DEFS and higher natural gas liquids prices and volumes, partially offset by the previously mentioned impairment from consolidated operations.

    Refining and Marketing (R&M)

    R&M income from continuing operations was $464 million, up from $202 million in the previous quarter and $389 million in the first quarter of 2003.
    Improvements over the fourth quarter of 2003 were primarily driven by higher refining margins. These improvements were partially offset by lower U.S. retail and wholesale marketing margins, as well as higher energy costs. The improved results from the first quarter of 2003 were attributable to higher U.S. refining margins and volumes, partially offset by lower U.S. retail and wholesale marketing margins.
    The refinery crude oil capacity utilization rate for the total company averaged 95 percent, compared with 94 percent in the previous quarter and 92 percent in the first quarter of 2003. Turnaround costs, before tax, were approximately $59 million, versus $63 million in the fourth quarter of 2003. These costs were lower in the first quarter in part due to the late first quarter start-up of a turnaround at the Alliance refinery, which will shift costs to the second quarter.

    Chemicals

    The Chemicals segment, which reflects the company's 50 percent interest in Chevron Phillips Chemical Company LLC, reported income from continuing operations of $39 million. This is compared with income of $11 million in the fourth quarter of 2003 and a loss of $23 million in the first quarter of 2003. Contributing to the increase from the fourth quarter were improved ethylene margins. Improvements from the first quarter of 2003 were primarily driven by higher ethylene and polyethylene margins and lower utility costs.

    Emerging Businesses

    The Emerging Businesses segment had a loss from continuing operations of $22 million in the first quarter of 2004, compared with losses of $24 million in the fourth quarter of 2003 and $34 million in the first quarter of 2003. The decreased costs from the first quarter of 2003 resulted from reduced gas-to-liquids plant construction costs in 2004.

    Corporate and Other

    Corporate expenses from continuing operations during the first quarter were $190 million, compared with $238 million in the previous quarter and $225 million in the first quarter of 2003. Contributing to the decrease from the fourth quarter were lower merger-related expenses, lower interest expense, and the absence of costs associated with the early retirement of debt, partially offset by a decrease in foreign currency gains. The decrease from the first quarter of 2003 is attributable to lower interest and lower merger-related expenses, partially offset by insurance demutualization benefits recorded in 2003.
    Total balance sheet debt at the end of the first quarter was $17.1 billion, down approximately $700 million from the end of the previous quarter. This improvement resulted from higher cash flows due to strong earnings, as well as from disciplined capital spending. At the end of March 2004, the company's debt-to-capital ratio was 32 percent, down from 34 percent at the end of the fourth quarter of 2003.
    The company's effective tax rate was 46 percent in the first quarter, compared with 41 percent in the previous quarter and 51 percent in the first quarter of 2003. The increase from the fourth quarter of 2003 was due to a reduction of income tax benefits from various international tax jurisdictions experienced during the fourth quarter. The decrease from the first quarter of 2003 is due to a higher proportion of income from lower tax-rate jurisdictions.

    Discontinued Operations

    First quarter 2004 earnings from discontinued operations were $13 million, compared with $36 million in the fourth quarter of 2003 and $53 million in the first quarter of 2003. These decreases are primarily due to the completion of various refining and marketing asset sales during 2003.

    Outlook

    Mr. Mulva concluded:

    "Our first quarter results have provided a good start to 2004. We expect to continue realizing business improvements in our segments as we execute our operating plan. We remain focused on our disciplined approach to improving our operations and financial flexibility as we manage operating costs and capital spending.
    "Our asset sales program is nearing completion. Since the merger, we have realized approximately $3.8 billion in proceeds from asset sales. Through the remainder of 2004, we expect to close additional dispositions, primarily midstream and marketing assets, completing our asset disposition program.
    "Liquids production from the Bayu-Undan project began in February 2004, and we anticipate start-up of the Hamaca upgrader later this year. Although production for the second and third quarters of 2004 is expected to be lower than that of the first quarter due to planned downtime and seasonality, overall production for 2004 is expected to be near 1.56 million BOE per day, as previously stated.
    "The entire company continues to operate well under favorable market conditions. However, we do not anticipate increasing our previously announced capital program, which is directed toward progressing our legacy projects and clean fuels initiatives, in response to such conditions."
    ConocoPhillips is an integrated oil company with interests around the world. Headquartered in Houston, the company had approximately 37,200 employees and $84 billion of assets as of March 31, 2004. For more information, go to www.conocophillips.com.




    ConocoPhillips' quarterly conference call is scheduled for noon
                            Central today.
   To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the "First
                        Quarter Earnings" link.

              For financial and operational tables, go to www.conocophillips.com/news/nr/earnings/highlights/1q04earnings.html

             For detailed supplemental information, go to www.conocophillips.com/news/nr/earnings/detail/1q04summary.xls


      CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
  PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995



    This update contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements, such as, "we expect to continue realizing business improvements in our segments as we execute our operating plan"; "we expect to close additional dispositions, primarily midstream and marketing assets, completing our asset disposition program"; "we anticipate start up of the Hamaca upgrader later this year"; "although production for the second and third quarters of 2004 is expected to be lower than that of the first quarter due to planned downtime and seasonality, overall production for 2004 is expected to be near 1.56 million BOE per day, as previously stated"; and "we do not anticipate increasing our previously announced capital program which is directed toward progressing our legacy projects and clean fuels initiatives, in response to such conditions," involve certain risks, uncertainties and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Economic, business, competitive and regulatory factors that may affect ConocoPhillips' business are generally as set forth in ConocoPhillips' filings with the Securities and Exchange Commission (SEC). ConocoPhillips is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. We use certain terms in this release, such as "including Syncrude" that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079. This information can also be obtained from the SEC by calling 1-800-SEC-0330.

    CONTACT: ConocoPhillips
             Kristi DesJarlais, 281-293-4595 (media)
             or
             Clayton Reasor, 212-207-1996 (investors)